As filed with the Securities and Exchange Commission on April 22, 2016
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
_______________________
CVS Health Corporation
(Exact name of registrant as specified in its charter)
_______________________
Delaware (State or other jurisdiction of incorporation or organization)	5912 (Primary Standard Industrial Classification Code Number)	05-0494040 (I.R.S. Employer Identification Number)
_______________________
One CVS Drive Woonsocket, RI 02895 (401) 765-1500 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
David M. Denton
Executive Vice President
and Chief Financial Officer
CVS Health Corporation
One CVS Drive
Woonsocket, RI 02895
(401) 765-1500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_______________________
Copies to:
Stephen T. Giove Shearman & Sterling LLP 599 Lexington Ave New York, New York 10022 (212) 848-4000	Thomas M. Moriarty Executive Vice President, Chief Health Strategy Officer and General Counsel CVS Health Corporation One CVS Drive Woonsocket, RI 02895 (401) 765-1500
_______________________
Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this registration statement becomes effective.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
_______________________
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
_______________________
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
4.75% Senior Notes due 2022	$387,285,000	100%	$387,285,000	$38,999.60
5.00% Senior Notes due 2024	$296,255,000	100%	$296,255,000	$29,832.88
(1)           Estimated solely for the purpose of calculating the registration fee under Rule 457(f) of the Securities Act of 1933, as amended.
_______________________
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not complete this exchange offer until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, APRIL 22, 2016
PROSPECTUS

CVS Health Corporation

Offer to Exchange
$387,285,000 Outstanding 4.75% Senior Notes due 2022
for
Registered 4.75% Senior Notes due 2022
and
$296,255,000 Outstanding 5.00% Senior Notes due 2024
for
Registered 5.00% Senior Notes due 2024
_______________________

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, all of our outstanding 4.75% Senior Notes due 2022 (the “Old 2022 Notes”) for an equivalent principal amount of our registered 4.75% Senior Notes due 2022 (the “New 2022 Notes”), and all of our outstanding 5.00% Senior Notes due 2024 (the “Old 2024 Notes”) for an equivalent principal amount of our registered 5.00% Senior Notes due 2024 (the “New 2024 Notes”).  The Old 2022 Notes and the Old 2024 Notes are collectively referred to as the “Old Notes.”  The New 2022 Notes and the New 2024 Notes are collectively referred to as the “New Notes.”  When we use the term “Notes” in this prospectus, the related discussion applies to both the Old Notes and the New Notes.

The exchange offer will expire at         p.m., New York City time, on                     , 2016 (the “Expiration Date”), unless extended. We do not currently intend to extend the Expiration Date.

The terms of the New Notes are identical in all material respects to the Old Notes of the same series, except that the New Notes are registered under the Securities Act of 1933, as amended (the “Securities Act”), and will not contain restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP number from the Old Notes of the same series and will not entitle their holders to registration rights.

The New Notes will not be listed on any securities exchange or for quotation through any automated dealer quotation system.
_______________________

You should carefully consider the “Risk Factors” beginning on page 10 of this prospectus before participating in the exchange offer.

Neither the Securities Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
_______________________

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.  The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.  This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.  We have agreed that, for a period of 180 days from the date of this prospectus, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.  In addition, until 180 days after the date of this prospectus, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.  See “Plan of Distribution.”

The date of this prospectus is                   , 2016.

TABLE OF CONTENTS

_______________________

This prospectus incorporates important business and financial information about us that is not included in or delivered with the document.  See “Where You Can Find More Information” for more information about these matters.  You may obtain this information, at no charge, by contacting us at the address or telephone number set forth below:

Nancy R. Christal
Senior Vice President, Investor Relations
CVS Health Corporation
670 White Plains Road, Suite 210
Scarsdale, New York 10583
(800) 201-0938
investorinfo@cvshealth.com

We have filed with the SEC a registration statement on Form S-4 under the Securities Act to register the notes offered by this prospectus.  The registration statement contains additional information about us and the notes.  We strongly encourage you to read carefully the registration statement and the exhibits and schedules thereto.

To obtain timely delivery of any requested information, you must request the information no later than five business days before you make your investment decision.  Please make any such requests on or before                   , 2016.

i

EXPLANATORY NOTE

We are conducting this exchange offer in order to satisfy our obligations under a registration rights agreement, dated as of October 9, 2015 (the “Registration Rights Agreement”), that we entered into with the dealer managers named therein in connection with private exchange offers in which we issued $387,285,000 aggregate principal amount of Old 2022 Notes and $296,255,000 aggregate principal amount of Old 2024 Notes.  Pursuant to the Registration Rights Agreement, we agreed to consummate an exchange offer for the Old Notes pursuant to an effective registration statement. We have filed this registration statement to meet our obligations under the Registration Rights Agreement.

ii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, NE, Washington, DC 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Interested persons can electronically access our SEC filings, including the Registration Statement and the exhibits and schedules to the Registration Statement, at the SEC website.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus until we complete or terminate the exchange offer covered by this prospectus:

•	Annual Report on Form 10-K, filed with the SEC on February 9, 2016.

•	Current Report on Form 8-K, filed with the SEC on January 26, 2016.

•
Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 8, 2016 (portions thereof incorporated by reference in Part III of the Annual Report on Form 10-K for the year ended December 31, 2015).

You may request a copy of any or all of the documents incorporated by reference into this prospectus at no cost, by writing or telephoning us at the following address:

Nancy R. Christal
Senior Vice President, Investor Relations
CVS Health Corporation
670 White Plains Road, Suite 210
Scarsdale, New York 10583
(800) 201-0938
investorinfo@cvshealth.com

iii

PROSPECTUS SUMMARY

This summary highlights selected information appearing in other sections of, or incorporated by reference in, this prospectus.  It is not complete and does not contain all the information that you should consider before making your investment decision.  You should carefully read this prospectus and the documents incorporated by reference to understand fully the terms of the exchange offer, as well as the tax and other considerations that may be important to you.  You should pay special attention to the “Risk Factors” section beginning on page 10 of this prospectus, as well as the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 11 of this prospectus.  You should rely only on the information contained or incorporated by reference in this document or to which we have referred you.  We have not authorized anyone to provide you with information that is different.  The information in this document may only be accurate on the date of this document or, in the case of information that may be incorporated by reference into this prospectus, as of the date of such information.  For purposes of this prospectus, unless the context requires or as otherwise indicated, when we refer to “CVS Health,” the “Company,” “us,” “we,” “our” or “ours,” we are describing CVS Health Corporation and its subsidiaries.

Introduction

CVS Health, together with its subsidiaries, is a pharmacy innovation company helping people on their path to better health.  At the forefront of a changing health care landscape, we have an unmatched suite of capabilities and the expertise needed to drive innovations that will help shape the future of health.

We are currently the only integrated pharmacy health care company with the ability to impact consumers, payors, and providers with innovative, channel-agnostic solutions to complex challenges managing costs and care.  We have a deep understanding of their diverse needs through our unique integrated model, and we are bringing them innovative solutions that help increase access to quality care, deliver better health outcomes, and lower overall health care costs.

Through our approximately 9,600 retail drugstores, more than 1,100 walk-in medical clinics, a leading pharmacy benefits manager with more than 75 million plan members, a dedicated senior pharmacy care business serving more than one million patients per year, and expanding specialty pharmacy services, we enable people, businesses, and communities to manage health in more effective ways.  We are delivering break-through products and services, from advising patients on their medications at our CVS Pharmacy® locations, to introducing unique programs to help control costs for our clients at CVS CaremarkTM, to innovating how care is delivered to our patients with complex conditions through CVS SpecialtyTM, to improving pharmacy care for the senior community through Omnicare®, or by expanding access to high-quality, low-cost care at CVS MinuteClinicTM.

On August 18, 2015, we acquired 100% of the outstanding common shares and voting interests of Omnicare, Inc. (“Omnicare”), for $98 per share for a total of $9.6 billion and assumed long-term debt with a fair value of approximately $3.1 billion.  Omnicare is a leading pharmaceutical care company that specializes in the management of long-term care pharmacy services.  As a result of the acquisition of Omnicare, the Company’s segments have been expanded.  The Company’s Pharmacy Services Segment now also includes the specialty pharmacy operations of Omnicare.  The Company’s Retail Pharmacy Segment has been renamed the “Retail/LTC Segment” and now also includes the long-term care (“LTC”) operations, as well as the commercialization services, of Omnicare.  The LTC operations include the distribution of pharmaceuticals, related pharmacy consulting and other ancillary services to chronic care facilities and other care settings.

On December 16, 2015, we acquired the pharmacy and clinic businesses of Target Corporation (“Target”) for approximately $1.9 billion.  This acquisition expands our pharmacy and clinic presence in existing and new markets.  It allows us to increase patient access and is an investment in our core business to drive growth.  The results of the Target pharmacies and clinics are included in our Retail/LTC Segment.

We currently have three reportable segments:  Pharmacy Services, Retail/LTC and Corporate.

Pharmacy Services Segment

Our Pharmacy Services Segment generates revenue from a full range of pharmacy benefit management (“PBM”) services, including plan design and administration, formulary management, Medicare Part D services, mail order, specialty pharmacy and infusion services, retail pharmacy network management services, prescription management systems, clinical services, disease management services and medical spend management.

Our clients are primarily employers, insurance companies, unions, government employee groups, health plans, Managed Medicaid plans and other sponsors of health benefit plans, and individuals throughout the United States.  A portion of covered lives primarily within the Managed Medicaid, health plan and employer markets have access to our services through public and private exchanges.

As a pharmacy benefits manager, we manage the dispensing of pharmaceuticals through our mail order pharmacies, specialty pharmacies and national network of more than 68,000 retail pharmacies, consisting of approximately 41,000 chain pharmacies (which includes our CVS Pharmacy® stores) and 27,000 independent pharmacies, to eligible members in the benefit plans maintained by our clients and utilize our information systems to perform, among other things, safety checks, drug interaction screenings and brand to generic substitutions.

Our specialty pharmacies support individuals that require complex and expensive drug therapies.  Our specialty pharmacy business includes mail order and retail specialty pharmacies that operate under the CVS CaremarkTM, CarePlus CVS PharmacyTM, Navarro® Health Services and Advanced Care Scripts names.  In August 2015, we expanded our offerings with the acquisition of Omnicare which included its specialty pharmacy operating under the Advanced Care Scripts name.  The Pharmacy Services Segment also provides health management programs, which include integrated disease management programs for 17 conditions, through our Accordant® rare disease management offering.  In addition, through our SilverScript Insurance Company subsidiary, we are a national provider of drug benefits to eligible beneficiaries under the federal government’s Medicare Part D program.

The Pharmacy Services Segment operates under the CVS Caremark® Pharmacy Services, Caremark®, CVS CaremarkTM, CarePlus CVS PharmacyTM, Accordant®, SilverScript®, Coram®, CVS SpecialtyTM, NovoLogix®, Navarro® Health Services and Advanced Care Scripts names.  As of December 31, 2015, the Pharmacy Services Segment operated 24 retail specialty pharmacy stores, 11 specialty mail order pharmacies, five mail service dispensing pharmacies, and 83 branches for infusion and enteral services, including approximately 73 ambulatory infusion suites and six centers of excellence, located in 40 states, Puerto Rico and the District of Columbia.

Retail/LTC Segment

Our Retail/LTC Segment sells prescription drugs and a wide assortment of general merchandise, including over-the-counter drugs, beauty products and cosmetics, personal care products, convenience foods, photo finishing, seasonal merchandise and greeting cards.  With the acquisition of Omnicare, the Retail/LTC Segment now also includes the distribution of prescription drugs, related pharmacy consulting and other ancillary services to chronic care facilities and other care settings, as well as commercialization services which are provided under the name RxCrossroads®.  We added approximately 1,672 pharmacies through the acquisition of Target’s pharmacies, thereby, expanding our presence in new and existing markets.  The stores within Target will only sell prescription drugs and over-the-counter drugs that are required to be behind the counter.  Our Retail/LTC Segment derives the majority of its revenues through the sale of prescription drugs, which are dispensed by our more than 30,000 retail pharmacists.

Our Retail/LTC Segment also provides health care services through our MinuteClinic® health care clinics.  MinuteClinics are staffed by nurse practitioners and physician assistants who utilize nationally recognized protocols to diagnose and treat minor health conditions, perform health screenings, monitor chronic conditions, and deliver vaccinations.  Through the acquisition of Target’s clinics, we added 79 clinics.

As of December 31, 2015, our Retail/LTC Segment included 9,655 retail drugstores (of which 7,897 were our stores that operated a pharmacy and 1,672 were our pharmacies located within Target stores) located in 49 states, the District of Columbia, Puerto Rico and Brazil operating primarily under the CVS Pharmacy®, CVS®, Longs Drugs®, Navarro Discount Pharmacy® and Drogaria OnofreTM names, 32 onsite pharmacies primarily operating under the CarePlus CVS PharmacyTM, CarePlus® and CVS Pharmacy® names, and 1,135 retail health care clinics operating primarily under the MinuteClinic® name (of which 1,049 were located in CVS Pharmacy stores), and our online retail websites, CVS.com®, Navarro.comTM and Onofre.com.brTM.  LTC operations comprise 143 spoke pharmacies that primarily handle new prescription orders, of which 32 are also hub pharmacies that use proprietary automation to support spoke pharmacies with refill prescriptions.  LTC operates primarily under the Omnicare® and NeighborCare® names.

Corporate Segment

Our Corporate Segment provides management and administrative services to support the Company.  Our Corporate Segment consists of certain aspects of our executive management, corporate relations, legal, compliance, human resources, corporate information technology and finance departments.

CVS Health Corporation is a Delaware corporation.  Our corporate office is located at One CVS Drive, Woonsocket, Rhode Island 02895, telephone (401) 765-1500.  Our common stock is listed on the New York Stock Exchange under the trading symbol “CVS.”  General information about CVS Health is available through our website at http://www.cvshealth.com.  Our financial press releases and filings with the SEC are available free of charge on the investor relations portion of our website at http://investors.cvshealth.com.  Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus.

Summary of the Terms of the Exchange Offer

The Exchange Offer
We are offering to exchange up to $387,285,000 aggregate principal amount of the Old 2022 Notes for up to $387,285,000 aggregate principal amount of the New 2022 Notes, and up to $296,255,000 aggregate principal amount of the Old 2024 Notes for up to $296,255,000 aggregate principal amount of the New 2024 Notes.  Old Notes may be exchanged only in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.  New Notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms of the New Notes are identical in all material respects to the Old Notes of the same series, except that the New Notes are registered under the Securities Act and will not contain restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP number from the Old Notes of the same series and will not entitle their holders to registration rights.  The New Notes and the Old Notes will be governed by the same Senior Indenture dated August 15, 2006 between CVS Health Corporation (formerly known as CVS Corporation), as issuer, and The Bank of New York Mellon Trust Company, N.A. (formerly known as “The Bank of New York Trust Company, N.A.”), as trustee (the “Indenture”).  No accrued interest will be paid at the time of the exchange.

Registration Rights Agreement
We issued an aggregate of $387,285,000 of the Old 2022 Notes and $296,255,000 of the Old 2024 Notes in connection with private exchange offers on October 9, 2015 and October 21, 2015.  In connection with the private exchange offers, we and the dealer managers entered into the Registration Rights Agreement with respect to the Old Notes in which we agreed that you, as a holder of Old Notes, would be entitled to exchange your Old Notes for the New Notes registered under the Securities Act.  This exchange offer is intended to satisfy our obligations under the Registration Rights Agreement.  After the exchange offer is completed, you will no longer be entitled to any registration rights with respect to the Old Notes.

CUSIPs	The CUSIP numbers for the Old 2022 Notes are 126650 CP3 (Rule 144A) and U15149 AE4 (Regulation S). The CUSIP number for the New 2022 Notes is 126650 CQ1.

The CUSIP numbers for the Old 2024 Notes are 126650 CR9 (Rule 144A) and U15149 AF1 (Regulation S). The CUSIP number for the New 2024 Notes is 126650 CS7.

Expiration Date
The exchange offer will expire at           p.m., New York City time, on                    , 2016, unless we extend it, in which case the Expiration Date will be the latest date and time to which we extend exchange offer.  See “The Exchange Offer—Expiration Date; Extensions; Termination; Amendments.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes
If you wish to accept the exchange offer, sign and date the letter of transmittal that was delivered with this prospectus in accordance with the instructions, and deliver the letter of transmittal, along with the Old Notes and any other required documentation, to the exchange agent.  Alternatively, you can tender your outstanding Old Notes by following the procedures for book-entry transfer, as described in this prospectus.  See “The Exchange Offer—Procedures for Tendering Old Notes.”  By executing the letter of transmittal or by transmitting an agent’s message in lieu thereof, you will represent to us that, among other things:

• the New Notes you receive will be acquired in the ordinary course of your business;

• you are not participating, and you have no arrangement with any person or entity to participate, in the distribution of the New Notes;

•      you are not an “affiliate” (as defined in Rule 405 under the Securities Act) of ours, or, if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•      you are not a broker-dealer who tendered 4.75% notes due December 1, 2022 issued by Omnicare, Inc. or 5.00% notes due December 1, 2024 issued by Omnicare, Inc. acquired directly from Omnicare, Inc. for its own account in exchange for the Old Notes;

• if you are a broker-dealer, you have not entered into any arrangement or understanding with us or any of our “affiliates” to distribute the New Notes; and

• you are not acting on behalf of any person or entity that could not truthfully make these representations.

If the exchange offeree is a broker-dealer holding Old Notes acquired for its own account as a result of market-making activities or other trading activities, it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of New Notes received in respect of such Old Notes pursuant to the exchange offer.

Special Procedures for Beneficial Owners
If you are a beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender such Old Notes in the exchange offer, please contact the registered holder as soon as possible and instruct them to tender on your behalf and comply with our instructions set forth elsewhere in this prospectus.  See “The Exchange Offer—Procedures for Tendering Old Notes—Special Procedures for Beneficial Owners.”

Effect on Holders of Outstanding Old Notes
As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding Old Notes pursuant to the terms of, the exchange offer, the Company will have fulfilled its obligation to consummate an exchange offer for the Old Notes under the Registration Rights Agreement. Accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the Registration Rights Agreement. If you do not tender your Old Notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the Indenture, except the Company will not have any further obligation to you to provide for the exchange and, subject to limited exceptions, registration of untendered outstanding notes under the Registration Rights Agreement. To the extent that Old Notes are tendered and accepted in the exchange offer, the trading market for Old Notes that are not so tendered and accepted could be adversely affected.

Consequences of Failure to Exchange the Old Notes
All untendered outstanding Old Notes will continue to be subject to the restrictions on transfer set forth in the outstanding Old Notes and in the related Indenture.  In general, the outstanding Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.  Other than in connection with the exchange offer, the Company does not currently anticipate that it will register the outstanding Old Notes under the Securities Act.

Material U.S. Federal Income Tax Considerations
The exchange of outstanding Old Notes for New Notes in the exchange offer will not constitute taxable events to holders for United States federal income tax purposes.  See “Material U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the New Notes in the exchange offer. See “Use of Proceeds.”

Exchange Agent
D.F. King & Co., Inc. is the exchange agent for the exchange offer.  The address and telephone numbers of the exchange agent are set forth in the section captioned “The Exchange Offer — Exchange Agent.”

Information Agent
D.F. King & Co., Inc. is the information agent for the exchange offer.  The address and telephone numbers of the information agent are set forth in the section captioned “The Exchange Offer — Information Agent.”

Summary of Terms of New Notes

The following is a brief summary of certain terms of the New Notes and the related Indenture.  For a more complete description of the terms of the New Notes and the Indenture, see “Description of the Notes” contained elsewhere in this prospectus.

Issuer	CVS Health Corporation

New Notes	Up to $387,285,000 aggregate principal amount of 4.75% Senior Notes due 2022 and up to $296,255,000 aggregate principal amount of 5.00% Senior Notes due 2024.

Maturity Dates	The New 2022 Notes: December 1, 2022.

The New 2024 Notes: December 1, 2024.

Interest
We will pay interest on the New Notes on June 1 and December 1.  The New 2022 Notes will bear interest at 4.75% per year and the New 2024 Notes will bear interest at 5.00% per year.  The New Notes will bear interest from the most recent interest payment date on the Old Notes.

Ranking
The New Notes will be our general unsecured senior obligations, will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated debt and will be structurally subordinated to the secured and unsecured debt of our subsidiaries.  The New Notes will not be guaranteed by any of our future or existing subsidiaries.

Change of Control
Upon the occurrence of a Change of Control Triggering Event (as defined in the Indenture), we will be required to make an offer to purchase the New Notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to, but excluding, the date of repurchase.  See “Description of the Notes—Change of Control.”

Optional Redemption
Prior to (i) with respect to the New 2022 Notes, September 1, 2022 (three months prior to the maturity date of such notes) and (ii) with respect to the New Notes, September 1, 2024 (three months prior to the maturity date of such notes), a series of New Notes will be redeemable, in whole or in part at any time, at our option upon not less than 30 nor more than 60 days’ notice at a “make-whole” premium, plus accrued and unpaid interest to the redemption date.

On or after (i) with respect to the New 2022 Notes, September 1, 2022 (three months prior to the maturity date of such notes) and (ii) with respect to the New 2024 Notes, September 1, 2024 (three months prior to the maturity date of such New Notes), a series of New Notes will be redeemable, in whole or in part at any time, at our option upon not less than 30 nor more than 60 days’ notice at a redemption price equal to 100% of the principal amount of the New Notes being redeemed plus accrued and unpaid interest on such New Notes to, but excluding, the redemption date.

Restrictive Covenants	We will issue the New Notes under the same Indenture under which the Old Notes were issued. The Indenture under which the New Notes will be issued contains covenants that, among other things, limit our ability and the ability of our Restricted Subsidiaries (as defined in the Indenture) to secure indebtedness with a security interest on certain property or stock or engage in certain sale and leaseback transactions with respect to certain properties. See “Description of the New Notes—Certain Covenants”.

Governing Law	The New Notes will be, and the Indenture is, governed by, and construed in accordance with, the laws of the State of New York.

Trustee, Transfer Agent and Paying Agent	The Bank of New York Mellon Trust Company, N.A.

You should read the “Risk Factors” section beginning on page 10, as well as the other cautionary statements throughout this prospectus, to ensure you understand the risks involved with the exchange of the New Notes for the outstanding Old Notes.

SUMMARY HISTORICAL FINANCIAL INFORMATION

The following tables set forth the selected historical consolidated financial and operating data for CVS Health.  The selected consolidated financial and operating data as of and for the fiscal years ended December 31, 2015, 2014, 2013, 2012 and 2011 have been derived from CVS Health’s consolidated financial statements.  The selected consolidated financial data should be read in conjunction with the consolidated financial statements and the audit reports of Ernst & Young LLP, which are incorporated herein.

You should not take historical results as necessarily indicative of the results that may be expected for any future period.  You should read this selected consolidated financial and operating data in conjunction with CVS Health’s Annual Report on Form 10-K for the year ended December 31, 2015, incorporated by reference herein.

	Year Ended December 31,
	2015		2014		2013		2012		2011
	(in millions, except per share amounts, number of stores and ratios)
Statement of Operations Data:
Net revenues	$153,290		$139,367		$126,761		$123,120		$107,080
Gross profit	26,528		25,367		23,783		22,488		20,562
Operating expenses	17,074		16,568		15,746		15,278		14,231
Operating profit	9,454		8,799		8,037		7,210		6,331
Interest expense, net	838		600		509		557		584
Loss on early extinguishment of debt	—		521		—		348		—
Income tax provision	3,386		3,033		2,928		2,436		2,258
Income from continuing operations	5,230		4,645		4,600		3,869		3,489
Income (loss) from discontinued operations, net of tax	9		(1)		(8)		(7)		(31)
Net income	5,239		4,644		4,592		3,862		3,458
Net income/(loss) attributable to noncontrolling interest	(2)		—		—		2		4
Net income attributable to CVS Health	$5,237		$4,644		$4,592		$3,864		$3,462

Per Common Share Data:
Income from continuing operations attributable to CVS Health:
Basic	$4.65		$3.98		$3.78		$3.05		$2.61
Diluted	4.62		3.96		3.75		3.02		2.59
Income (loss) from discontinued operations attributable to CVS Health:
Basic	$0.01		$—		$(0.01)		$(0.01)		$(0.02)
Diluted	0.01		—		(0.01)		(0.01)		(0.02)
Net income attributable to CVS Health:
Basic	$4.66		$3.98		$3.77		$3.04		$2.59
Diluted	4.63		3.96		3.74		3.02		2.57
Cash dividends per common share	1.40		1.10		0.90		0.65		0.50

Balance Sheet:
Total working capital	$7,209		$6,956		$9,900		$6,011		$6,600
Total assets	93,657		74,187		71,452		66,167		64,794
Long-term debt	26,267		11,630		12,767		9,079		9,150
Total shareholders’ equity	37,203		37,963		37,938		37,653		38,014

Other Operating Data:
Ratio of earnings to fixed charges(1)	6.26	x	6.39	x	6.81	x	5.72	x	5.26	x
Total same store sales growth	1.70%		2.10%		1.70%		5.60%		2.30%
Pharmacy same store sales growth	4.50%		4.80%		2.60%		6.60%		3.00%
Number of stores (at end of period)	9,681		7,866		7,702		7,508		7,388
_____________
(1)
“Fixed charges” consist of interest expense, capitalized interest, amortization of debt discount, and a portion of net rental expense deemed to be representative of the interest factor.  The ratio of earnings to fixed charges is calculated as income from continuing operations, before provision for income taxes, plus fixed charges (excluding capitalized interest), plus amortization of capitalized interest, with the sum divided by fixed charges.

RISK FACTORS

You should carefully consider all the information set forth below and the other documents incorporated by reference herein and therein before you decide to participate in the exchange offer.  In particular, we urge you to consider carefully the factors set forth under “Cautionary Statement Concerning Forward-Looking Statements” in this prospectus and the risk factors set forth below together with those set forth under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, incorporated by reference herein and any updates thereto in our subsequent SEC filings.

Risks Related to Tendering Old Notes for New Notes

If you do not properly tender your Old Notes, your ability to transfer such outstanding Old Notes will be adversely affected and the trading market for such Old Notes may be limited.

We will only issue New Notes in exchange for Old Notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal or properly transferred via book entry in accordance with the procedures described in this prospectus.  Therefore, you should allow sufficient time to ensure timely delivery of the Old Notes and you should carefully follow the instructions on how to tender your Old Notes.  Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the Old Notes.  If you do not tender your Old Notes or if your tender of Old Notes is not accepted because you did not tender your Old Notes properly, then, after consummation of the exchange offer, you will continue to hold Old Notes that are subject to the existing transfer restrictions.  After the exchange offer is consummated, if you continue to hold any Old Notes, you may have difficulty selling them because there will be fewer Old Notes remaining and the market for such Old Notes, if any, will be much more limited than it is currently.  In particular, the trading market for unexchanged Old Notes could become more limited than the existing trading market for the Old Notes and could cease to exist altogether due to the reduction in the amount of the Old Notes remaining upon consummation of the exchange offer.  A more limited trading market might adversely affect the liquidity, market price and price volatility of such untendered Old Notes.

If you are a broker-dealer or participating in a distribution of the New Notes, you may be required to deliver prospectuses and comply with other requirements.

If you tender your Old Notes for the purpose of participating in a distribution of the New Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes.  If you are a broker-dealer that receives New Notes for your own account in exchange for Old Notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such New Notes.

An active trading market for the New Notes may not develop or be sustained.

The New Notes are new securities for which there currently is no market.  We have not listed and do not intend to list the New Notes on any U.S. national securities exchange or quotation system.  We cannot assure you that any market for the New Notes will develop or be sustained. If an active market is not developed or sustained, the market price and liquidity of the New Notes may be adversely affected.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein may contain certain forward-looking statements within the meaning of federal securities laws.  In addition, the Company and its representatives may, from time to time, make written or verbal forward-looking statements, including statements contained in the Company’s filings with the SEC and in its reports to stockholders, press releases, webcasts, conference calls, meetings and other communications.  Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “project,” “anticipate,” “will,” “should” and similar expressions identify statements that constitute forward-looking statements.  All statements addressing operating performance of CVS Health Corporation or any subsidiary, events or developments that the Company expects or anticipates will occur in the future, including statements relating to corporate strategy; revenue growth; earnings or earnings per common share growth; adjusted earnings or adjusted earnings per common share growth; free cash flow; debt ratings; inventory levels; inventory turn and loss rates; store development; relocations and new market entries; retail pharmacy business, sales trends and operations; PBM business, sales trends and operations; specialty pharmacy business, sales trends and operations; LTC pharmacy business, sales trends and operations; the Company’s ability to attract or retain customers and clients; Medicare Part D competitive bidding, enrollment and operations; new product development; and the impact of industry and regulatory developments, as well as statements expressing optimism or pessimism about future operating results or events, are forward-looking statements within the meaning of the federal securities laws.

The forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements.  The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

By their nature, all forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons as described in our SEC filings, including those set forth in the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2015, and including, but not limited to:

•
Risks relating to the health of the economy in general and in the markets we serve, which could impact consumer purchasing power, preferences and/or spending patterns, drug utilization trends, the financial health of our PBM and LTC clients, retail and specialty pharmacy payors or other payors doing business with us and our ability to secure necessary financing, suitable store locations and sale-leaseback transactions on acceptable terms.

•	Efforts to reduce reimbursement levels and alter health care financing practices, including pressure to reduce reimbursement levels for generic drugs.

•
The possibility of PBM and LTC client loss and/or the failure to win new PBM and LTC business, including as a result of failure to win renewal of expiring contracts, contract termination rights that may permit clients to terminate a contract prior to expiration and early or periodic renegotiation of pricing by clients prior to expiration of a contract.

•
The possibility of loss of Medicare Part D business and/or failure to obtain new Medicare Part D business, whether as a result of the annual Medicare Part D competitive bidding process, a sanction or otherwise.

•	Risks related to the frequency and rate of the introduction of generic drugs and brand name prescription products.

•
Risks of declining gross margins attributable to increased competitive pressures, increased client demand for lower prices, enhanced service offerings and/or higher service levels and market dynamics and, with respect to the PBM industry, regulatory changes that impact our ability to offer plan sponsors pricing that includes the use of retail “differential” or “spread” or the use of maximum allowable cost pricing.

•
Regulatory changes, business changes and compliance requirements and restrictions that may be imposed by Centers for Medicare and Medicaid Services (“CMS”), Office of Inspector General or other government agencies relating to our  participation in Medicare, Medicaid and other federal and state government-funded programs, including sanctions and remedial actions that may be imposed by CMS on our Medicare Part D business.

•
Risks and uncertainties related to the timing and scope of reimbursement from Medicare, Medicaid and other government-funded programs, including the impact of sequestration, the impact of other federal budget, debt and deficit negotiations and legislation that could delay or reduce reimbursement from such programs and the impact of any closure, suspension or other changes affecting federal or state government funding or operations.

•
Possible changes in industry pricing benchmarks used to establish pricing in many of our PBM and LTC client contracts, pharmaceutical purchasing arrangements, retail network contracts, specialty payor agreements and other third party payor contracts.

•
A highly competitive business environment, including the uncertain impact of increased consolidation in the PBM industry, uncertainty concerning the ability of our retail and specialty pharmacy businesses to secure and maintain contractual relationships with PBMs and other payors on acceptable terms, uncertainty concerning the ability of our PBM business to secure and maintain competitive access, pricing and other contract terms from retail network pharmacies in an environment where some PBM clients are willing to consider adopting narrow or more restricted retail pharmacy networks.

•
Our ability to timely identify or effectively respond to changing consumer preferences and spending patterns, an inability to expand the products being purchased by our customers, or the failure or inability to obtain or offer particular categories of products.

•	Risks relating to our ability to secure timely and sufficient access to the products we sell from our domestic and/or international suppliers.

•
Reform of the U.S. health care system, including ongoing implementation of the Patient Protection and Affordable Care Act, continuing legislative efforts, regulatory changes and judicial interpretations impacting our health care system and the possibility of shifting political and legislative priorities related to reform of the health care system in the future.

•
Risks relating to any failure to properly maintain our information technology systems, our information security systems and our infrastructure to support our business and to protect the privacy and security of sensitive customer and business information.

•
Risks related to compliance with a broad and complex regulatory framework, including compliance with new and existing federal, state and local laws and regulations relating to health care, accounting standards, corporate securities, tax, environmental and other laws and regulations affecting our business.

•
Risks related to litigation, government investigations and other legal proceedings as they relate to our business, the pharmacy services, retail pharmacy, LTC pharmacy or retail clinic industries or to the health care industry generally.

•
The risk that any condition related to the closing of any proposed acquisition may not be satisfied on a timely basis or at all, including the inability to obtain required regulatory approvals of any proposed acquisition, or on the terms desired or anticipated; the risk that such approvals may result in the imposition of conditions that could adversely affect the resulting combined company or the expected benefits of any proposed transaction; and the risk that the proposed transactions fail to close for any other reason.

•	The possibility that the anticipated synergies and other benefits from any acquisition by us will not be realized, or will not be realized within the expected time periods.

•
The risks and uncertainties related to our ability to integrate the operations, products, services and employees of any entities acquired by us and the effect of the potential disruption of management’s attention from ongoing business operations due to any pending acquisitions.

•	The accessibility or availability of adequate financing on a timely basis and on reasonable terms in connection with any proposed acquisition.

•	Risks related to the outcome of any legal proceedings related to, or involving any entity that is a part of, any proposed acquisition contemplated by us.

•	Other risks and uncertainties detailed from time to time in our filings with the SEC.

The foregoing list is not exhaustive.  There can be no assurance that we have correctly identified and appropriately assessed all factors affecting its business.  Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may adversely impact us.  Should any risks and uncertainties develop into actual events, these developments could have a material adverse effect on our business, financial condition and results of operations.  For these reasons, you are cautioned not to place undue reliance on our forward-looking statements.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the Registration Rights Agreement.  We will not receive any cash proceeds from the issuance of New Notes under the exchange offer.  In consideration for issuing the New Notes as contemplated by this prospectus, we will receive Old Notes in like principal amount, the terms of which are identical in all material respects to the New Notes of the same series, subject to limited exceptions.  Old Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued.  Accordingly, the issuance of the New Notes will not result in any change in our indebtedness.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

The Company entered into the Registration Rights Agreement with the dealer managers named therein in which it agreed, under certain circumstances, to use its commercially reasonable efforts to file a registration statement relating to an offer to exchange the Old Notes for New Notes and thereafter cause the registration statement to become effective under the Securities Act no later than 330 days following the closing date of the issuance of the Old Notes.  The New Notes will have terms identical in all material respects to the Old Notes, except that the New Notes are registered under the Securities Act and will not contain restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP number from the Old Notes of the same series and will not entitle their holders to registration rights.  The Old Notes were issued on October 9, 2015 and October 21, 2015.

If you wish to exchange your outstanding Old Notes for New Notes in the exchange offer, you will be required to make the following written representations:

•
you are not our affiliate within the meaning of Rule 405 of the Securities Act or, if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable;

•
you are not participating, and you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the New Notes in violation of the provisions of the Securities Act;

•
you are not a broker-dealer who tendered 4.75% notes due December 1, 2022 issued by Omnicare, Inc. or 5.00% notes due December 1, 2024 issued by Omnicare, Inc. acquired directly from Omnicare, Inc. for your own account in exchange for the Old Notes;

•	if you are a broker dealer, you have not entered into any arrangement or understanding with us or any of our affiliates to distribute the New Notes;

•	you are acquiring the New Notes in the ordinary course of your business; and

•	you are not acting on behalf of any person or entity that could not truthfully make these representations.

Each broker-dealer that receives New Notes for its own account in exchange for outstanding Old Notes, where the broker-dealer acquired the outstanding Old Notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.  Please see “Plan of Distribution.”

Terms of the Exchange Offer

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, the Company will accept for exchange in the exchange offer any outstanding Old Notes that are validly tendered and not validly withdrawn prior to the Expiration Date.  Outstanding Old Notes may only be tendered in a minimum denomination of $2,000 and integral multiples of $1,000 in excess of $2,000.  No alternative, conditional or contingent tenders will be accepted.  Holders who tender less than all of their Old Notes must continue to hold Old Notes in the minimum authorized denomination of $2,000 principal amount.  The Company will issue New Notes in principal amounts identical to the outstanding Old Notes surrendered in the exchange offer.

The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes except that the New Notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the Registration Rights Agreement to complete the exchange offer, or file, and cause to be effective, a shelf registration statement, if required thereby, within the specified time period.  The New Notes will evidence the same debt as the Old Notes.  The New Notes will be issued under and entitled to the benefits of the same Indenture that authorized the issuance of the Old Notes.  For a description of the Indenture, see “Description of the Notes.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding Old Notes being tendered for exchange.

As of the date of this prospectus, $387,285,000 aggregate principal amount of the Old 2022 Notes and $296,255,000 aggregate principal amount of the Old 2024 Notes are outstanding.  This prospectus and the accompanying letter of transmittal are being sent to all registered holders of Old Notes.  There will be no fixed record date for determining registered holders of outstanding Old Notes entitled to participate in the exchange offer.  The Company intends to conduct the exchange offer in accordance with the provisions of the Registration Rights Agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC.  Outstanding Old Notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the Indenture relating to such holders’ outstanding Old Notes and the Registration Rights Agreement except we will not have any further obligation to you to provide for the registration of the outstanding Old Notes under the Registration Rights Agreement.

The Company will be deemed to have accepted for exchange properly tendered outstanding Old Notes when it has given oral or written notice of the acceptance to the exchange agent.  The exchange agent will act as agent for the tendering holders for the purposes of receiving the New Notes from us and delivering New Notes to holders.  Subject to the terms of the Registration Rights Agreement, the Company expressly reserves the right to amend or terminate the exchange offer and to refuse to accept the occurrence of any of the conditions specified below under “— Conditions to the Exchange Offer.”

If you tender your outstanding Old Notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the accompanying letter of transmittal, transfer taxes with respect to the exchange of Old Notes.  We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offer.  It is important that you read “— Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions; Termination; Amendments

The exchange offer expires at         p.m., New York City time, on                        , 2016, unless we extend the exchange offer, in which case the Expiration Date will be the latest date and time to which we extend the exchange offer.

We expressly reserve the right, so long as applicable law allows:

•	to delay our acceptance of Old Notes for exchange;

•	to terminate the exchange offer if any of the conditions set forth under “— Conditions to the Exchange Offer” exist;

•	to waive any condition to the exchange offer;

•	to amend any of the terms of the exchange offer; and

•	to extend the Expiration Date and retain all Old Notes tendered in the exchange offer, subject to your right to withdraw your tendered Old Notes as described under “— Withdrawal of Tenders.”

Any waiver or amendment to the exchange offer will apply to all Old Notes tendered, regardless of when or in what order the Old Notes were tendered.  If the exchange offer is amended in a manner that we think constitutes a material change, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment or waiver by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

We will promptly follow any delay in acceptance, termination, extension or amendment by oral or written notice of the event to the exchange agent, followed promptly by oral or written notice to the registered holders.  Should we choose to delay, extend, amend or terminate the exchange offer, we will have no obligation to publish, advertise or otherwise communicate this announcement, other than by making a timely release to an appropriate news agency.

In the event we terminate the exchange offer, all Old Notes previously tendered and not accepted for payment will be returned promptly to the tendering holders.

In the event that the exchange offer is withdrawn or otherwise not completed, New Notes will not be given to holders of Old Notes who have validly tendered their Old Notes.

Acceptance of Old Notes for Exchange

In all cases, the Company will promptly issue New Notes for outstanding Old Notes that it has accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	outstanding Old Notes or a timely book-entry confirmation of such outstanding Old Notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By tendering outstanding Old Notes pursuant to the exchange offer, you will represent to us that, among other things:

•
you are not our affiliate within the meaning of Rule 405 of the Securities Act or, if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable;

•
you are not participating, and you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the New Notes in violation of the provisions of the Securities Act;

•
you are not a broker-dealer who tendered 4.75% notes due December 1, 2022 issued by Omnicare, Inc. or 5.00% notes due December 1, 2024 issued by Omnicare, Inc. acquired directly from Omnicare, Inc. for your own account in exchange for the Old Notes;

•	if you are a broker-dealer, you have not entered into any arrangement or understanding with us or any of our affiliates to distribute the New Notes;

•	you are acquiring the New Notes in the ordinary course of your business; and

•	you are not acting on behalf of any person or entity that could not truthfully make these representations.

In addition, each broker-dealer that is to receive New Notes for its own account in exchange for outstanding Old Notes must represent that such outstanding Old Notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the New Notes.  The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.  See “Plan of Distribution.”

The Company will interpret the terms and conditions of the exchange offer, including the letters of transmittal and the instructions to the letters of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding Old Notes tendered for exchange.  Our determinations in this regard will be final and binding on all parties.  The Company reserves the absolute right to reject any and all tenders of any particular outstanding Old Notes not properly tendered or to not accept any particular Old Notes if the acceptance might, in its or its counsel’s judgment, be unlawful.  We also reserve the absolute right to waive any defects or irregularities as to any particular outstanding Old Notes prior to the Expiration Date.

Unless waived, any defects or irregularities in connection with tenders of outstanding Old Notes for exchange must be cured within such reasonable period of time as we determine.  Neither the Company, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding Old Notes for exchange, nor will any of them incur any liability for any failure to give notification.  Any outstanding Old Notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the Expiration Date.

Procedures for Tendering Old Notes

To tender your outstanding Old Notes in the exchange offer, you must comply with either of the following:

•
complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “— Exchange Agent” prior to the Expiration Date; or

•	comply with the procedures of the Automated Tender Offer Program of The Depository Trust Company (“DTC”) described below.

In addition, either:

•	the exchange agent must receive certificates for outstanding Old Notes along with the letter of transmittal prior to the Expiration Date; or

•
the exchange agent must receive a timely confirmation of book-entry transfer of outstanding Old Notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message prior to the Expiration Date.

Your tender, if not withdrawn prior to the Expiration Date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

If you wish to exchange your outstanding Old Notes for New Notes in the exchange offer, you will be required to make the written representations as set forth in “—Purpose and Effect of the Exchange Offer.”

The method of delivery of outstanding Old Notes, letters of transmittal and all other required documents to the exchange agent is at your election and risk.  We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured.  In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the Expiration Date.  You should not send letters of transmittal or certificates representing outstanding Old Notes to us.  You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

If you are a beneficial owner whose outstanding Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding Old Notes, you should promptly contact your registered holder and instruct the registered holder to tender on your behalf.

Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding Old Notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding Old Notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any Old Notes listed on the outstanding Old Notes, such outstanding Old Notes must be endorsed or accompanied by a properly completed bond power.  The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding Old Notes, and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal, any certificates representing outstanding Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender Old Notes.  Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the Old Notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer.  DTC will then send an agent’s message to the exchange agent.  The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding Old Notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal; and

•	we may enforce that agreement against such participant.

DTC is referred to herein as a “book-entry transfer facility.”

Book-Entry Transfer

The exchange agent will seek to establish a new account or utilize an existing account with respect to the Old Notes at DTC promptly after the date of this prospectus.  Any financial institution that is a participant in the DTC system and whose name appears on a security position listing as the owner of the Old Notes may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the exchange agent’s account.  The confirmation of a book-entry transfer of Old Notes into the exchange agent’s account at DTC is referred to in this prospectus as a “book-entry confirmation.”  Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Other Matters

New Notes will be issued in exchange for Old Notes accepted for exchange only after timely receipt by the exchange agent of:

•	certificates for (or a timely book-entry confirmation with respect to) your Old Notes;

•	a properly completed and duly executed letter of transmittal or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message; and

•	any other documents required by the letter of transmittal.

We will determine, in our sole discretion, all questions as to the form of all documents, validity, eligibility, including time of receipt, and acceptance of all tenders of Old Notes.  There will be no guaranteed delivery procedures for the offer.  Our determination will be final and binding on all parties.  Alternative, conditional or contingent tenders of Old Notes will not be considered valid.  We reserve the absolute right to reject any or all tenders of Old Notes that are not in proper form or the acceptance of which, in our opinion, would be unlawful.  We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Old Notes.

Our interpretation of the terms and conditions of the exchange offer, including the instructions in the accompanying letter of transmittal, will be final and binding.

Any defect or irregularity in connection with tenders of Old Notes must be cured within the time we determine, unless waived by us.  We will not consider the tender of Old Notes to have been validly made until all defects and irregularities have been waived by us or cured.  Neither we, the exchange agent nor any other person will be under any duty to give notice of any defects or irregularities in tenders of Old Notes, or will incur any liability to holders for failure to give any such notice.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender of Old Notes at any time prior to the Expiration Date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal at the address set forth on the inside of the back cover of this prospectus; or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the Old Notes to be withdrawn;

•	identify the Old Notes to be withdrawn, including the certificate numbers and principal amount of the Old Notes;

•	be signed by the person who tendered the Old Notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees; and

•	specify the name in which the Old Notes are to be re-registered, if different from that of the withdrawing holder.

If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of DTC.

We will determine all questions as to validity, form, eligibility and time of receipt of any withdrawal notices.  Our determination will be final and binding on all parties.  We will deem any Old Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any Old Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of Old Notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such Old Notes will be credited to an account maintained with DTC for the Old Notes.  This return or crediting will take place promptly after withdrawal, rejection of tender or termination of the exchange offer.  You may retender properly withdrawn Old Notes by following one of the procedures described under “— Procedures for Tendering Old Notes” at any time on or prior to the Expiration Date.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, the Company will not be required to accept for exchange, or to issue New Notes in exchange for, any outstanding Old Notes and it may terminate or amend the exchange offer as provided in this prospectus prior to the Expiration Date if in its reasonable judgment:

•	the exchange offer or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

•
any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, the Company will not be obligated to accept for exchange the outstanding Old Notes of any holder that has not made to us:

•	the representations described under “— Purpose and Effect of the Exchange Offer,” “— Procedures for Tendering Outstanding Notes” and “Acceptance of Old Notes for Exchange”; or

•
any other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the New Notes under the Securities Act.

The Company expressly reserves the right at any time or at various times to extend the period of time during which the exchange offer is open.  Consequently, the Company may delay acceptance of any Old Notes by giving oral or written notice of such extension to their holders.  The Company will return any outstanding Old Notes that it does not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

The Company expressly reserves the right to amend or terminate the exchange offer and to reject for exchange any outstanding Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above.  The Company will give oral or written notice of any extension, amendment, non-acceptance or termination of the exchange offer to the holders of the outstanding Old Notes as promptly as practicable.  In the case of any extension of the exchange offer, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

These conditions are for our sole benefit, and the Company may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the Expiration Date in our sole discretion.  If the Company fails at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right.  Each such right will be deemed an ongoing right that it may assert at any time or at various times prior to the Expiration Date.

In addition, the Company will not accept for exchange any outstanding Old Notes tendered, and will not issue New Notes in exchange for any such outstanding Old Notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

Transfer Taxes

We will pay all transfer taxes applicable to the transfer and exchange of Old Notes pursuant to the exchange offer.  If, however:

•	delivery of the New Notes and/or certificates for Old Notes for principal amounts not exchanged, are to be made to any person other than the record holder of the Old Notes tendered;

•	tendered certificates for Old Notes are recorded in the name of any person other than the person signing any letter of transmittal; or

•	a transfer tax is imposed for any reason other than the transfer and exchange of Old Notes to us or our order,

the amount of any such transfer taxes, whether imposed on the record holder or any other person, will be payable by the tendering holder prior to the issuance of the New Notes.

Consequences of Failing to Exchange

If you do not exchange your Old Notes for New Notes in the exchange offer, you will remain subject to the restrictions on transfer of the Old Notes:

•
as set forth in the legend printed on the Old Notes as a consequence of the issuance of the Old Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise set forth in the offering memorandum distributed in connection with the private offering of the Old Notes.

In general, you may not offer or sell the Old Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws.  Upon completion of the exchange offer, except as required by the Registration Rights Agreement, we are under no obligation to, and do not intend to register resales of the outstanding Old Notes under the Securities Act.

Accounting Treatment

The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in our accounting records on the date of the exchange.  Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer.  We will amortize the expenses of the exchange offer over the term of the New Notes.

Exchange Agent

D.F. King & Co., Inc. has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for Old Notes, letters of transmittal and any other required documents to the exchange agent at the address set forth on the inside of the back cover of this prospectus.

Information Agent

D.F. King & Co., Inc. has been appointed as information agent for the exchange offer. Questions concerning tender procedures and requests for additional copies of this prospectus or the letter of transmittal should be directed to the information agent at the address and telephone number set forth on the inside of the back cover of this prospectus. Holders of Old Notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the exchange offer.

Resale of New Notes

Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer New Notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are not our affiliate within the meaning of Rule 405 of the Securities Act;

•
you are not participating, and you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the New Notes in violation of the provisions of the Securities Act;

•
you are not a broker-dealer who tendered 4.75% notes due December 1, 2022 issued by Omnicare, Inc. or 5.00% notes due December 1, 2024 issued by Omnicare, Inc. acquired directly from Omnicare, Inc. for your own account in exchange for the Old Notes;

•	if you are a broker dealer, you have not entered into any arrangement or understanding with us or any of our affiliates to distribute the New Notes; and

•	you are acquiring the New Notes in the ordinary course of your business.

If you are our affiliate, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the New Notes, or are not acquiring the New Notes in the ordinary course of your business:

•
You cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, and similar no-action letters; and

•
in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction of the New Notes, in which case the registration statement must contain the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the SEC.

This prospectus may be used for an offer to resell, resale or other transfer of New Notes only as specifically set forth in this prospectus.  With regard to broker-dealers, only broker-dealers that acquired the outstanding Old Notes as a result of market-making activities or other trading activities may participate in the exchange offer.  Each broker-dealer that receives New Notes for its own account in exchange for outstanding Old Notes, where such outstanding Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes.  Please read “Plan of Distribution” for more details regarding the transfer of New Notes.

DESCRIPTION OF THE NOTES

General

Each series of New Notes will be issued under the Senior Indenture dated August 15, 2006 between CVS Health Corporation (formerly known as CVS Corporation), as issuer, and The Bank of New York Mellon Trust Company, N.A. (formerly known as “The Bank of New York Trust Company, N.A.”), as trustee (the “Indenture”).  The following summary of the material provisions of the Indenture does not summarize all of the provisions of the Indenture.  We urge you to read the Indenture because it, not the summaries below, defines your rights.  A copy of the Indenture has been filed as an exhibit to our current report on Form 8-K, filed with the SEC on August 15, 2006.  You may obtain a copy of the Indenture from us without charge.  See the section entitled “Where You Can Find More Information” in this prospectus.  In this description, all references to “CVS Health,” “we,” “our” and “us” mean CVS Health Corporation only.

The New Notes will be issued only in registered form without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.  No service charge will be made for any registration of transfer or any exchange of New Notes, but we may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

We do not intend to list the New Notes on a national securities exchange.

The Indenture does not contain any provisions that would limit our ability to incur indebtedness or require the maintenance of financial ratios or specified levels of net worth or liquidity, nor does it contain covenants or other provisions designed to afford holders of the New Notes protection in the event of a highly leveraged transaction, change in credit rating or other similar occurrence (except as set forth in “—Change of Control”).  However, the provisions of the Indenture do:

(1) provide that, subject to certain exceptions, neither we nor any of our Restricted Subsidiaries (as defined therein) will subject our property or assets to any mortgage or other encumbrance unless the New Notes are secured equally and ratably with such other indebtedness thereby secured, and

(2) contain certain limitations on the entry into certain sale and leaseback arrangements by us and our Restricted Subsidiaries.

Principal, Maturity and Interest

The New 2022 Notes will be issued in an aggregate principal amount of up to $387,285,000 and will mature on December 1, 2022.  The New 2022 Notes will bear interest at 4.75% per annum from the most recent date to which interest has been paid or provided for, payable semiannually in arrears to holders of record at the close of business on the May 15 or November 15 (whether or not a business day) immediately preceding the respective interest payment on June 1 or December 1 of each year.

The New 2024 Notes will be issued in an aggregate principal amount of up to $296,255,000 and will mature on December 1, 2024.  The New 2024 Notes will bear interest at 5.00% per annum from the most recent date to which interest has been paid or provided for, payable semiannually in arrears to holders of record at the close of business on the May 15 or November 15 (whether or not a business day) immediately preceding the respective interest payment on June 1 or December 1 of each year.

If any interest payment date, redemption date or the maturity date of the New Notes is not a business day, then payment of interest and/or principal will be made on the next succeeding business day.  No interest will accrue on the amount so payable for the period from such interest payment date, redemption date or maturity date, as the case may be, to the date payment is made.  Interest on the New Notes will be paid on the basis of a 360-day year consisting of twelve 30-day months.

The New Notes do not contain any sinking fund provisions.

In some circumstances, we may elect to discharge our obligations on the New Notes through defeasance or covenant defeasance.  See “Description of the New Notes—Discharge and Defeasance of New Notes and Covenants” for more information about how we may do this.

We may at any time purchase New Notes by tender, in the open market or by private agreement, subject to applicable law.

Ranking

The New Notes will be our general unsecured senior obligations, will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated debt and will be structurally subordinated to the secured and unsecured debt of CVS Health’s subsidiaries.  The New Notes will not be guaranteed by any of our future or existing subsidiaries.

Optional Redemption

Prior to the Applicable Par Call Date, the New Notes of each series will be redeemable, in whole or in part at any time, at our option upon not less than 30 nor more than 60 days’ notice at a redemption price, plus accrued and unpaid interest to (but not including) the redemption date, equal to the greater of:

(1) 100% of the principal amount of the New Notes being redeemed, or

(2) the sum of the present values of the remaining scheduled payments of principal of and interest on the series of New Notes to be redeemed (exclusive of interest accrued to the applicable redemption date) discounted to such redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the then-current Treasury Rate plus 50 basis points;

provided, however, that if the redemption date falls on or after the interest record date and on or prior to the related interest payment date, we will pay the full amount of accrued and unpaid interest, if any, on such redemption date to the person in whose name the note is registered at the close of business on the corresponding record date (instead of the holder surrendering its New Notes for redemption).

On or after the Applicable Par Call Date, the New 2022 Notes and the New 2024 Notes will be redeemable, in whole or in part at any time, at our option upon not less than 30 nor more than 60 days’ notice at a redemption price equal to 100% of the principal amount of the New Notes being redeemed plus accrued and unpaid interest on such New Notes to (but not including) the redemption date.

“Applicable Par Call Date” means (i)  with respect to the New 2022 Notes, September 1, 2022 (three months prior to the maturity date of such notes) and (ii) with respect to the New 2024 Notes, September 1, 2024 (three months prior to the maturity date of such notes).

“Applicable Spread” means (i) with respect to the New 2022 Notes, 50 basis points and (ii) with respect to the New 2024 Notes, 50 basis points.

“Comparable Treasury Issue” means, with respect to each series of the New Notes offered hereby, with respect to any redemption date, the United States Treasury security selected by the Quotation Agent as having an actual or interpolated  maturity comparable to the remaining term of the series of New Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the series of New Notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date for a series of New Notes, (i) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such applicable Reference Treasury Dealer Quotations, (ii) if CVS Health obtains fewer than five but more than one such Reference Treasury Dealer Quotations for such redemption date, the average of all such quotations, or (iii) if CVS Health obtains only one such Reference Treasury Dealer Quotation for such redemption date, that Reference Treasury Dealer Quotation.

“Quotation Agent” means initially Barclays Capital Inc. or Merrill Lynch, Pierce, Fenner & Smith Incorporated (or such Reference Treasury Dealer that we appoint to act as the Quotation Agent from time to time).

“Reference Treasury Dealer” means, with respect to each series of the New Notes offered hereby, (i) Barclays Capital Inc. and its successors or Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors; provided, however, that if the foregoing shall cease to be a primary United States Government securities dealer in New York City (a “Primary Treasury Dealer”), we shall substitute therefor another Primary Treasury Dealer and (ii) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for a series of the New Notes, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue for such series of the New Notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date applicable to a series of New Notes, the rate per annum equal to (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (provided that, if no maturity is within three months before or after the remaining life of the New Notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the applicable redemption date.  The Treasury Rate shall be calculated on the third business day preceding the applicable redemption date.

A notice of redemption shall be transmitted by us (or, at our request, by the trustee on our behalf) to each holder of New Notes to be redeemed.  Such notice of redemption shall specify the principal amount of New Notes to be redeemed, the CUSIP and ISIN numbers of the New Notes to be redeemed, the date fixed for redemption, the redemption price (or if not then ascertainable, the manner of calculation thereof), the place or places of payment and that payment will be made upon presentation and surrender of such New Notes.  Once notice of redemption is sent to holders, New Notes of a series called for redemption will become due and payable on the redemption date at the redemption price for such series, plus interest accrued to the redemption date.  On or before 10:00 a.m. New York City time on the redemption date, we will deposit with the trustee or with one or more paying agents an amount of money sufficient to redeem on the redemption date all the New Notes of a series so called for redemption at the appropriate redemption price for such series, together with accrued interest to the date fixed for redemption.  Unless we default in payment of the redemption price for such series plus interest accrued to the redemption date, commencing on the redemption date interest on New Notes of a series called for redemption will cease to accrue and holders of such New Notes will have no rights with respect to such New Notes except the right to receive the redemption price for such series and any unpaid interest to the redemption date.

If fewer than all of the New Notes of a particular series are being redeemed, and such New Notes are represented by one or more global securities, interests in the New Notes of such series to be redeemed will be selected for redemption by The Depository Trust Company (“DTC”) in accordance with its standard procedures therefor.  Upon surrender of any note redeemed in part, the holder will receive a new note equal in principal amount to the unredeemed portion of the surrendered note.

In addition, we may at any time purchase New Notes by tender, in the open market or by private agreement, subject to applicable law.

Change of Control

If a Change of Control Triggering Event (as defined below) occurs, holders of New Notes will have the right to require us to repurchase all or any part (in integral multiples of $1,000 original principal amount) of their New Notes pursuant to the offer described below (Change of Control Offer) on the terms set forth in the New Notes.  In the Change of Control Offer, we will offer a cash payment equal to 101% of the aggregate principal amount of New Notes repurchased plus accrued and unpaid interest, if any, on the New Notes repurchased, to (but not including) the date of purchase (Change of Control Payment).  Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to holders of New Notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the New Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (Change of Control Payment Date), pursuant to the procedures required by the New Notes and described in such notice.  We must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the New Notes as a result of a Change of Control Triggering Event.  To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the New Notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the New Notes by virtue of such conflicts and compliance with law.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all New Notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all New Notes or portions of New Notes properly tendered; and

•
deliver or cause to be delivered to the trustee the New Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of New Notes or portions of New Notes being purchased.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and the properties and assets of our subsidiaries taken as a whole.  Although there is a limited body of case law interpreting the phrase “substantially all” there is no precise established definition of the phrase under applicable law.  Accordingly, the ability of a holder of New Notes to require us to repurchase its New Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another person or group may be uncertain.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all New Notes properly tendered and not withdrawn under its offer.  In addition, we will not repurchase any New Notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means that New Notes are rated below an Investment Grade Rating by each of the Rating Agencies (as defined below) on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the New Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided, however, that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at our or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:  (1) any event requiring the filing of any report under or in response to Schedule 13D or 14D-1 pursuant to the Exchange Act disclosing beneficial ownership of either 50% or more of our common stock then outstanding or 50% or more of our voting power or our voting stock then outstanding; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or our assets and the assets of our respective subsidiaries taken as a whole to one or more persons (as defined in the Indenture) other than us or one of our subsidiaries; or (3) the first day on which a majority of the members of our Board of Directors are not Continuing Directors.  Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

Under clause (3) of the definition Change of Control described above, a Change of Control will occur when a majority of our directors are not Continuing Directors.  In a decision in connection with a proxy contest, the Court of Chancery of Delaware held that the occurrence of a change of control under a similar indenture provision may nevertheless be avoided if the existing directors were to approve the slate of new director nominees (who would constitute a majority of the new board) as “continuing directors” solely for purposes of avoiding the triggering of such change of control clause, provided the incumbent directors give their approval in the good faith exercise of their fiduciary duties.  Therefore, in certain circumstances involving a significant change in the composition of our Board of Directors, including in connection with a proxy contest where our Board of Directors does not endorse a dissident slate of directors but approves them as Continuing Directors, holders of the New Notes may not be entitled to require us to make a Change of Control Offer.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Director” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the New Notes; or (2) was nominated for election or elected to such Board of Directors with the approval of majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Moody’s” means Moody’s Investors Services, Inc., or its successor.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the New Notes or fails to make a rating of the New Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 3(a)(62) under the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw Hill Financial, Inc., or its successor.

Additional Notes

We may, without the consent of the holders of the New Notes, create and issue additional notes ranking equally with each series of New Notes offered hereby in all respects so that such additional notes shall form a single series with such New Notes and shall have the same terms as to status or otherwise as such New Notes, except for the public offering price and issue date.  No additional notes of a series may be issued if an event of default has occurred and is continuing with respect to such series of New Notes.  In addition to the New Notes, we may issue other series of New Notes under the Indenture.  There is no limit on the total aggregate principal amount of New Notes that we can issue under the Indenture.

Certain Covenants

Restrictions on Secured Funded Debt.  The Indenture provides that we will not, nor will we permit any Restricted Subsidiary to, incur, issue, assume, guarantee or create any Secured Debt, without effectively providing concurrently with the incurrence, issuance, assumption, guaranty or creation of any such Secured Debt that the New Notes (together with, if we shall so determine, any other of our Indebtedness or such Restricted Subsidiary’s Indebtedness then existing or thereafter created which is not subordinated to the New Notes) will be secured equally and ratably with (or prior to) such Secured Debt, unless, after giving effect thereto, the sum of the aggregate amount of all of our outstanding Secured Debt and the outstanding Secured Debt of our Restricted Subsidiaries together with all Attributable Debt in respect of sale and leaseback transactions relating to a Principal Property (with the exception of Attributable Debt which is excluded pursuant to clauses (1) to (8) under “Limitation on Sale/Leaseback Transactions” below), would not exceed 15% of Consolidated Net Tangible Assets.

This restriction will not apply to, and there will be excluded from Secured Debt in any computation under this restriction and under “Limitation on Sale/Leaseback Transactions” below, Indebtedness, secured by:

(1)           Liens on property, shares of capital stock or Indebtedness of any corporation existing at the time such corporation becomes a Subsidiary;

(2)           Liens on property, shares of capital stock or Indebtedness existing at the time of acquisition thereof or incurred within 360 days of the time of acquisition thereof (including, without limitation, acquisition through merger or consolidation) by us or any Restricted Subsidiary;

(3)           Liens on property, shares of capital stock or Indebtedness thereafter acquired (or constructed) by us or any Restricted Subsidiary and created prior to, at the time of, or within 360 days (or thereafter if such Lien is created pursuant to a binding commitment entered into prior to, at the time of or within 360 days) after such acquisition (including, without limitation, acquisition through merger or consolidation) (or the completion of such construction or commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of all or any part of the purchase price (or the construction price) thereof;

(4)           Liens in favor of us or any Restricted Subsidiary;

(5)           Liens in favor of the United States of America, any State thereof or the District of Columbia or any foreign government, or any agency, department or other instrumentality thereof, to secure partial, progress, advance or other payments pursuant to any contract or provisions of any statute;

(6)           Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from federal income taxation pursuant to Section 103 (b) of the Code;

(7)           Liens securing the performance of any contract or undertaking not directly or indirectly in connection with the borrowing of money, the obtaining of advances or credit or the securing of Indebtedness, if made and continuing in the ordinary course of business;

(8)           Liens incurred (no matter when created) in connection with our or a Restricted Subsidiary’s engaging in leveraged or single investor lease transactions; provided, however, that the instrument creating or evidencing any borrowings secured by such Lien will provide that such borrowings are payable solely out of the income and proceeds of the property subject to such Lien and are not a general obligation of ours or of such Restricted Subsidiary;

(9)           Liens in favor of a governmental agency to qualify us or any Restricted Subsidiary to do business, maintain self insurance or obtain other benefits, or Liens under workers’ compensation laws, unemployment insurance laws or similar legislation;

(10)           Good faith deposits in connection with bids, tenders, contracts or deposits to secure our or any Restricted Subsidiary’s public or statutory obligations, or deposits of cash or obligations of the United States of America to secure surety and appeal bonds to which we or any Restricted Subsidiary are a party or in lieu of such bonds, or pledges or deposits for similar purposes in the ordinary course of business;

(11)           Liens imposed by law, such as laborers’ or other employees’, carriers’, warehousemen’s, mechanics’, materialmen’s and vendors’ Liens;

(12)           Liens arising out of judgments or awards against us or any Restricted Subsidiary with respect to which we or such Restricted Subsidiary at the time shall be prosecuting an appeal or proceedings for review or Liens arising out of individual final judgments or awards in amounts of less than $1,000,000; provided that the aggregate amount of all such individual final judgments or awards shall not at any one time exceed $1,000,000;

(13)           Liens for taxes, assessments, governmental charges or levies not yet subject to penalties for nonpayment or the amount or validity of which is being in good faith contested by appropriate proceedings by us or any Restricted Subsidiary, as the case may be;

(14)           Minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions or Liens as to the use of real properties, which Liens, exceptions, encumbrances, easements, reservations, rights and restrictions do not, in our opinion, in the aggregate materially detract from the value of said properties or materially impair their use in the operation of our business and that of our Restricted Subsidiaries;

(15)           Liens incurred to finance all or any portion of the cost of construction, alteration or repair of any Principal Property or improvements thereto created prior to or within 360 days (or thereafter if such Lien is created pursuant to a binding commitment to lend entered into prior to, at the time of, or within 360 days) after completion of such construction, alteration or repair;

(16)           Liens existing on the date of the Indenture;

(17)           Liens created in connection with a project financed with, and created to secure, a Nonrecourse Obligation; or

(18)           Any extension, renewal, refunding or replacement of the foregoing, provided that (i) such extension, renewal, refunding or replacement Lien shall be limited to all or a part of the same property that secured the Lien extended, renewed, refunded or replaced (plus improvements on such property) and (ii) the Funded Debt secured by such Lien at such time is not increased.

“Attributable Debt” means, in connection with any sale and leaseback transaction under which either we or any Restricted Subsidiary are at the time liable as lessee for a term of more than 12 months and at any date as of which the amount thereof is to be determined, the lesser of (A) total net obligations of the lessee for rental payments during the remaining term of the lease discounted from the respective due dates thereof to such determination date at a rate per annum equivalent to the greater of (i) the weighted average Yield to Maturity (as defined in the Indenture) of the New Notes, such average being weighted by the principal amount of each series of the New Notes and (ii) the interest rate inherent in such lease (as determined in good faith by us), both to be compounded semi-annually or (B) the sale price for the assets so sold and leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of the lease.

“Consolidated Net Tangible Assets” means, at any date, the total assets appearing on our and our Restricted Subsidiaries’ most recent consolidated balance sheet as at the end of our fiscal quarter ending not more than 135 days prior to such date, prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”), less (i) all current liabilities (due within one year) as shown on such balance sheet, (ii) investments in and advances to Unrestricted Subsidiaries and (iii) Intangible Assets and liabilities relating thereto.

“Funded Debt” means (i) any of our Indebtedness or Indebtedness of a Restricted Subsidiary maturing more than 12 months after the time of computation thereof, (ii) guarantees of Funded Debt or of dividends of others (except guarantees in connection with the sale or discount of accounts receivable, trade acceptances and other paper arising in the ordinary course of business), (iii) in the case of any Restricted Subsidiary, all preferred stock having mandatory redemption provisions of such Restricted Subsidiary as reflected on such Restricted Subsidiary’s balance sheet prepared in accordance with GAAP, and (iv) all Capital Lease Obligations (as defined in the Indenture).

“Indebtedness” means, at any date, without duplication, all of our obligations for borrowed money or obligations for borrowed money of a Restricted Subsidiary.

“Intangible Assets” means, at any date, the value, as shown on or reflected in our and our Restricted Subsidiaries’ most recent consolidated balance sheet as at the end of our fiscal quarter ending not more than 135 days prior to such date, prepared in accordance with GAAP, of:  (i) all trade names, trademarks, licenses, patents, copyrights, service marks, goodwill and other like intangibles; (ii) organizational and development costs; (iii) deferred charges (other than prepaid items, such as insurance, taxes, interest, commissions, rents, pensions, compensation and similar items and tangible assets being amortized); and (iv) unamortized debt discount and expense, less unamortized premium.

“Liens” means such pledges, mortgages, security interests and other liens on any Principal Property of ours or of a Restricted Subsidiary which secure Secured Debt.

“Nonrecourse Obligation” means indebtedness or lease payment obligations substantially related to (i) the acquisition of assets not previously owned by us or any Restricted Subsidiary or (ii) the financing of a project involving the development or expansion of our or any Restricted Subsidiary’s properties, as to which the obligee with respect to such indebtedness or obligation has no recourse to us or any Restricted Subsidiary or any of our or any of our Subsidiaries’ assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“Principal Property” means real and tangible property owned and operated now or hereafter by us or any Restricted Subsidiary constituting a part of any store, warehouse or, distribution center located within the United States of America or its territories or possessions (excluding current assets, motor vehicles, mobile materials handling equipment and other rolling stock, cash registers and other point-of-sale recording devices and related equipment and data processing and other office equipment), the net book value of which (including leasehold improvements and store fixtures constituting a part of such store, warehouse or distribution center) as of the date on which the determination is being made is more than 1.0% of Consolidated Net Tangible Assets.  As of the date of this prospectus, none of our stores constitutes a Principal Property.

“Restricted Subsidiary” means each Subsidiary other than Unrestricted Subsidiaries.

“Secured Debt” means Funded Debt which is secured by any pledge of, or mortgage, security interest or other lien on any (i) Principal Property (whether owned on the date of the Indenture or thereafter acquired or created), (ii) shares of stock owned by us or a Subsidiary in a Restricted Subsidiary or (iii) Indebtedness of a Restricted Subsidiary.

“Subsidiary” means any corporation of which at least a majority of the outstanding stock, which under ordinary circumstances (not dependent upon the happening of a contingency) has voting power to elect a majority of the board of directors of such corporation (or similar management body), is owned directly or indirectly by us or by one or more of our Subsidiaries, or by us and one or more Subsidiaries.

“Unrestricted Subsidiary” means Subsidiaries designated as Unrestricted Subsidiaries from time to time by our Board of Directors; provided, however, that our Board of Directors (i) will not designate as an Unrestricted Subsidiary any of our Subsidiaries that owns any Principal Property or any stock of a Restricted Subsidiary, (ii) will not continue the designation of any of our Subsidiaries as an Unrestricted Subsidiary at any time that such Subsidiary owns any Principal Property, and (iii) will not, nor will it cause or permit any Restricted Subsidiary to, transfer or otherwise dispose of any Principal Property to any Unrestricted Subsidiary (unless such Unrestricted Subsidiary will in connection therewith be redesignated as a Restricted Subsidiary and any pledge, mortgage, security interest or other lien arising in connection with any Indebtedness of such Unrestricted Subsidiary so redesignated does not extend to such Principal Property (unless the existence of such pledge, mortgage, security interest or other lien would otherwise be permitted under the Indenture)).

Limitation on Sale/Leaseback Transactions.    The Indenture provides that we will not, nor will we permit any Restricted Subsidiary to, enter into any arrangement with any person providing for the leasing by us or any Restricted Subsidiary of any of our or any Restricted Subsidiary’s Principal Property (which lease is required by GAAP to be capitalized on the balance sheet of such lessee), which Principal Property has been or is to be sold or transferred by us or such Restricted Subsidiary to such person (a “sale and leaseback transaction”) unless, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to all such sale and leaseback transactions plus all Secured Debt (with the exception of Funded Debt secured by Liens which is excluded pursuant to clauses (1) to (18) under “Restrictions on Secured Funded Debt” above) would not exceed 15% of Consolidated Net Tangible Assets.

This covenant will not apply to, and there will be excluded from Attributable Debt in any computation under this restriction or under “Restrictions on Secured Funded Debt” above, Attributable Debt with respect to any sale and leaseback transaction if:

(1)           We or a Restricted Subsidiary are permitted to create Funded Debt secured by a Lien pursuant to clauses (1) to (18) inclusive under “Restrictions on Secured Funded Debt” above on the Principal Property to be leased, in an amount equal to the Attributable Debt with respect to such sale and leaseback transaction, without equally and ratably securing the New Notes;

(2)           The property leased pursuant to such arrangement is sold for a price at least equal to such property’s fair market value (as determined by our Chief Executive Officer, President, Chief Financial Officer, Treasurer or Controller) and we or a Restricted Subsidiary, within 360 days after the sale or transfer shall have been made by us or a Restricted Subsidiary, shall apply the proceeds thereof to the retirement of our or any Restricted Subsidiary’s Indebtedness or Funded Debt (other than Indebtedness or Funded Debt owned by us or any Restricted Subsidiary); provided, however, that no retirement referred to in this clause (2) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment provision of Indebtedness or Funded Debt;

(3)           We or a Restricted Subsidiary apply the net proceeds of the sale or transfer of the Principal Property leased pursuant to such transaction to the purchase of assets (and the cost of construction thereof) within 360 days prior or subsequent to such sale or transfer;

(4)           The effective date of any such arrangement or the purchaser’s commitment therefor is within 36 months prior or subsequent to the acquisition of the Principal Property (including, without limitation, acquisition by merger or consolidation) or the completion of construction and commencement of operation thereof (which, in the case of a retail store, is the date of opening to the public), whichever is later;

(5)           The lease in such sale and leaseback transaction is for a term, including renewals, of not more than three years;

(6)           The sale and leaseback transaction is entered into between us and a Restricted Subsidiary or between Restricted Subsidiaries;

(7)           The lease secures or relates to industrial revenue or pollution control bonds; or

(8)           The lease payment is created in connection with a project financed with, and such obligation constitutes, a Nonrecourse Obligation.

Merger, Consolidation and Disposition of Assets

The Indenture provides that we shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to, any Person (as defined in the Indenture) (other than a consolidation with or merger with or into a Restricted Subsidiary or a sale, conveyance, transfer, lease or other disposition to a Restricted Subsidiary) or permit any Person to merge with or into us unless:  (a) either (i) we shall be the continuing Person or (ii) the Person (if other than us) formed by such consolidation or into which we are merged or that acquired or leased such of our property and assets shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of our obligations under each series of the New Notes and the Indenture, and we shall have delivered to the trustee an opinion of counsel stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with and that such supplemental indenture constitutes an obligation that is legal, valid and binding for us or such successor enforceable against such entity in accordance with its terms, subject to customary exceptions; and (b) we shall have delivered to the trustee an officers’ certificate to the effect that immediately after giving effect to such transaction, no Default (as defined in the Indentures) shall have occurred and be continuing and an opinion of counsel as to the matters set forth in paragraph (a) above.

The Indenture does not restrict, or require us to redeem or permit holders of any series of the New Notes to cause a redemption of the New Notes of that series in the event of, (i) a consolidation, merger, sale of assets or other similar transaction that may adversely affect our creditworthiness or the creditworthiness of our successor or combined entity, (ii) a change in control of the Company or (iii) a highly leveraged transaction involving us, whether or not involving a change in control.  Accordingly, the holders of the New Notes would not have protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of New Notes.  The existing protective covenants applicable to the New Notes would continue to apply to us, or our successor, in the event of such a transaction initiated or supported by us, our management, or any of our affiliates or their management, but may not prevent such a transaction from taking place.

Events of Default, Waiver and Notice

“Event of Default” with respect to a series of New Notes is defined in the Indenture to be if:

(1)           We default in the payment of all or any part of the principal of such series of the New Notes when the same becomes due and payable at maturity, upon acceleration, redemption or mandatory repurchase, including as a sinking fund installment, or otherwise;

(2)           We default in the payment of any interest on such series of the New Notes when the same becomes due and payable, and such default continues for a period of 30 days;

(3)           We default in the performance of or breach any of our other covenants or agreements in the Indenture and such default or breach continues for a period of 60 consecutive days after written notice thereof has been given to us by the trustee or to us and the trustee by the holders of 25% or more in aggregate principal amount of the affected series of the New Notes;

(4)           An involuntary case or other proceeding shall be commenced against us with respect to us or our debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any substantial part of our property and assets, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against us under any bankruptcy, insolvency or other similar law now or hereafter in effect;

(5)           We (i) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, (ii) consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or for all or substantially all of our property and assets or (iii) effect any general assignment for the benefit of creditors;

(6)           An event of default as defined in any one or more indentures or instruments evidencing or under which we have at the date of the Indenture or shall thereafter have outstanding an aggregate of at least $50,000,000 aggregate principal amount of indebtedness for borrowed money, shall happen and be continuing and such indebtedness shall have been accelerated so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable, and such acceleration shall not be rescinded or annulled within ten days after notice thereof shall have been given to us by the trustee (if such event be known to it), or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding New Notes of such series; provided that if such event of default under such indentures or instruments shall be remedied or cured by us or waived by the holders of such indebtedness, then the Event of Default under the Indenture by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of either the trustee or any of the holders of such series; or

(7)           Failure by us to make any payment at maturity, including any applicable grace period, in respect of at least $50,000,000 aggregate principal amount of indebtedness for borrowed money and such failure shall have continued for a period of ten days after notice thereof shall have been given to us by the trustee (if such event be known to it), or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding New Notes of such series; provided that if such failure shall be remedied or cured by us or waived by the holders of such indebtedness, then the Event of Default under the Indenture by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of either the trustee or any of the holders of such series.

If an Event of Default occurs and is continuing with respect to a series of the New Notes, then, and in each and every such case, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding New Notes of such series by notice in writing to us (and to the trustee if given by holders), may declare the entire outstanding principal amount of the New Notes of such series, and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable.  If an Event of Default described in clauses (4) or (5) occurs and is continuing with respect to a series of the New Notes, then the principal amount of all the New Notes of such series then outstanding and interest accrued thereon, if any, shall be and become immediately due and payable, without any notice or other action by any holder of New Notes of such series or the trustee to the full extent permitted by applicable law.

Subject to provisions in the Indenture for the indemnification of the trustee and certain other limitations, the holders of at least a majority in aggregate principal amount of the outstanding New Notes of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee by the Indenture with respect to the New Notes of such series;  provided that the trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of the New Notes of such series not joining in the giving of such direction; and provided further that the trustee may take any other action it deems proper that is not inconsistent with any directions received from holders of New Notes of such series pursuant to this paragraph.

Subject to various provisions in the Indenture, the holders of at least a majority in principal amount of the outstanding New Notes of any series, by notice to the trustee, may waive an existing Default or Event of Default with respect to such series and its consequences, except a Default in the payment of principal of or interest on any New Notes of such series as specified in clauses (1) or (2) of the first paragraph of this section or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding New Notes of such series affected.  Upon any such waiver, such Default shall cease to exist with respect to such series, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto.

The Indenture provides that no holder of New Notes of any series may institute any proceeding, judicial or otherwise, with respect to the Indenture or the New Notes of such series, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:  (i) such holder has previously given to the trustee written notice of a continuing Event of Default;

(ii) the holders of at least 25% in aggregate principal amount of outstanding New Notes of such series shall have made written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee under the Indenture; (iii) such holder or holders have offered to the trustee indemnity reasonably satisfactory to the trustee against any costs, liabilities or expenses to be incurred in compliance with such request; (iv) the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and (v) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding New Notes of such series have not given the trustee a direction that is inconsistent with such written request.  A holder of New Notes of any series may not use the Indenture to prejudice the rights of another holder of such series or to obtain a preference or priority over such other holder.

Information

The Indenture provides that we shall file with the trustee and transmit to holders of the New Notes such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the time and in the manner provided pursuant to such Act.

The Company will be required to file with the trustee annually, within four months of the end of each fiscal year of the Company, a certificate as to the compliance with all conditions and covenants of the Indenture.

Discharge and Defeasance of New Notes and Covenants

The Indenture provides that we may terminate our obligations under any series of New Notes if:  (i) all New Notes of such series previously authenticated and delivered, with certain exceptions, have been delivered to the trustee for cancellation and we have paid all sums payable by us with respect to that series of New Notes under the Indenture; or (ii) (a) the New Notes of such series mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the trustee for giving the notice of redemption, (b) we irrevocably deposit in trust with the trustee, as trust funds solely for the benefit of the holders of the New Notes of such series for that purpose, money or U.S. government obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee), without consideration of any reinvestment, to pay the principal of and interest on the New Notes of such series to maturity or redemption, as the case may be, and to pay all other sums payable by us under the Indenture, and (c) we deliver to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of our obligations under the Indenture with respect to the New Notes of such series have been complied with.  The following obligations will survive until the New Notes of such series are no longer outstanding:  our obligations to execute and deliver the New Notes of such series for authentication, to set the terms of the New Notes of such series, to maintain an office or agency in respect of the New Notes of such series, to have moneys held for payment in trust, to register the transfer or exchange of the New Notes of such series, to compensate and indemnify the trustee and to appoint a successor trustee, and our right to recover excess money held by the trustee.  Thereafter, only our obligations to compensate and indemnify the trustee, and our right to recover excess money held by the trustee shall survive.

The Indenture provides that we (i) will be deemed to have paid and will be discharged from any and all obligations in respect of the New Notes of such series, and the provisions of the Indenture will, except as noted below, no longer be in effect with respect to the New Notes of such series (“legal defeasance”) or (ii) may omit to comply with other specific covenants relating to the New Notes of such series in the Indenture, and with respect to the Indenture, such omission shall be deemed not to be an Event of Default under clause (3) of the first paragraph of “Events of Default, Waiver and Notice” (“covenant defeasance”); provided that the following conditions shall have been satisfied:  (a) we have irrevocably deposited in trust with the trustee as trust funds solely for the benefit of the holders of the New Notes of such series, for payment of the principal of and interest on the New Notes of such series, money or U.S. government obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee) without consideration of any reinvestment and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the trustee, to pay and discharge the principal of and accrued interest on the outstanding New Notes of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the trustee), as the case may be; (b) such deposit will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which we are a party or by which we are bound;

(c) no Default with respect to the New Notes of such series shall have occurred and be continuing on the date of such deposit; (d) we shall have delivered to the trustee an opinion of counsel that (1) the holders of the New Notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of our option under this provision of the Indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and (2) the holders of the New Notes of such series have a valid security interest in the trust funds, and (e) we have delivered to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the Indenture relating to the defeasance contemplated have been complied with.  In the case of legal defeasance under clause (i) above, the opinion of counsel referred to in clause (d) (1) above may be replaced by a ruling directed to the trustee received from the Internal Revenue Service to the same effect.  Notwithstanding legal or covenant defeasance, the following obligations will survive until the New Notes of such series are no longer outstanding:  our obligations to execute and deliver the New Notes of such series for authentication, to set the terms of the New Notes of such series, to maintain an office or agency in respect of the New Notes of such series, to have moneys held for payment in trust, to register the transfer or exchange of the New Notes of such series, to compensate and indemnify the trustee and to appoint a successor trustee, and our right to recover excess money held by the trustee.  Thereafter, only our obligations to compensate and indemnify the trustee, and our right to recover excess money held by the trustee shall survive.

Modification and Waiver

The Indenture provides that we and the trustee may amend or supplement the Indenture or any series of the New Notes without notice to or the consent of any holder of such series:

(1)           to cure any ambiguity, defect or inconsistency in the Indenture; provided that such amendments or supplements shall not materially and adversely affect the interests of the holders of New Notes of such series;

(2)           to provide for the assumption of our obligations to the holders of the New Notes of such series in connection with a consolidation or merger of our company or the sale, conveyance, transfer, lease or other disposal of all or substantially all of our property and assets;

(3)           to comply with any requirements of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(4)           to evidence and provide for the acceptance of appointment under the Indenture by a successor trustee; and

(5)           to make any change that does not materially and adversely affect the rights of any holder of New Notes of such series, provided that any change to conform the terms of the New Notes to the Indenture and to the Description of New Notes contained in this prospectus relating to the New Notes shall not be deemed to be adverse to any holder of such New Notes.

The Indenture also contains provisions whereby we and the trustee, subject to certain conditions, may amend the Indenture and the outstanding New Notes of such series with the written consent of the holders of a majority in principal amount of the New Notes of such series then outstanding, and the holders of a majority in principal amount of the outstanding New Notes of any series may waive future compliance by us with any provision of the Indenture or the New Notes of such series.

Notwithstanding the foregoing provisions, without the consent of each holder of a series of the New Notes affected thereby, an amendment or waiver may not:

(1)           extend the stated maturity of the principal of, or any installment of interest on, such holder’s New Notes, or reduce the principal thereof or the rate of interest thereon, or any premium payable with respect thereto, or change any place or currency of payment where any New Note of that series or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the due date therefor;

(2)           reduce the percentage in principal amount of outstanding New Notes of that series the consent of whose holders is required for any such supplemental indenture, for any waiver of compliance with certain provisions of the Indenture or certain Defaults and their consequences provided for in the Indenture;

(3)           waive a Default in the payment of principal of or interest on any New Note of that series of such holder; or

(4)           modify any of the provisions of this provision of the Indenture, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding New Note of that series thereunder affected thereby.

It shall not be necessary for the consent of any holder under this provision of the Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.  After an amendment, supplement or waiver under this section of the Indenture becomes effective, we shall give to the holders of the series of the New Notes affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure by us to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

Book-Entry System

Upon closing of the exchange offer, each series of the New Notes will be represented by one or more fully registered global securities.  Each such global security will be deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof.  Unless and until it is exchanged in whole or in part for New Notes in definitive form, no global security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.  Accountholders in the Euroclear Bank S.A./N.V. or Clearstream Banking, société anonyme clearance systems may hold beneficial interests in the New Notes through the accounts that each of these systems maintain as participants in DTC.

So long as DTC or its nominee is the registered owner of the global securities, DTC or its nominee, as the case may be, will be the sole holder of the New Notes represented thereby for all purposes under the Indenture.  Except as otherwise provided in this section, the beneficial owners of the global securities representing the New Notes will not be entitled to receive physical delivery of certificated New Notes and will not be considered the holders thereof for any purpose under the Indenture, and the global securities representing the New Notes shall not be exchangeable or transferable.  Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder under the Indenture.  The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form.  Such limits and such laws may impair the ability to transfer beneficial interests in the global securities representing the New Notes.

The global securities representing the New Notes are exchangeable for certificated New Notes of like tenor and terms and of differing authorized denominations aggregating a like amount only if:

•
DTC notifies us that it is unwilling, unable or ineligible to continue as depositary for the global securities and a successor depositary is not appointed by us within 90 days of such notification or of our becoming aware of DTC’s ineligibility;

•
there shall have occurred and be continuing an Event of Default under the Indenture with respect to any of the global securities and the outstanding New Notes of the series represented by such global securities shall have become due and payable pursuant to the Indenture and the trustee has requested that certificated New Notes be issued; or

•
we have decided to discontinue use of book-entry transfers through DTC.  DTC has advised us that, under its current practices, it would notify its participants of our request, but would only withdraw beneficial interests from the global securities at the request of its participants.

Upon any such exchange, the certificated New Notes shall be registered in the names of the beneficial owners of the global securities representing the New Notes of the applicable series as provided by DTC’s relevant participants (as identified by DTC).

The description of the operations and procedures of DTC set forth below are provided solely as a matter of convenience.  These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time.  Neither we nor the Dealer Managers take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

The following is based on information furnished by DTC:

•
DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.  DTC holds securities that its participants deposit with DTC.  DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.  Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.  Access to DTC’s system is available to securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•
Persons who are not participants may beneficially own the New Notes held by DTC only through direct participants or indirect participants.  Purchases of the New Notes under DTC’s system must be made by or through direct participants, which will receive a credit for such New Notes on DTC’s records.  The ownership interest of each actual purchaser of each note represented by a global security (a “Beneficial Owner”) is in turn to be recorded on the direct participants’ and indirect participants’ records.  Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such Beneficial Owner entered into the transaction.  Transfers of ownership interests in the global securities representing the New Notes are to be accomplished by entries made on the books of participants acting on behalf of Beneficial Owners.  Beneficial Owners of the global securities representing the New Notes will not receive certificated New Notes representing their ownership interests therein, except in the event that use of the book-entry system for such New Notes is discontinued and in certain other limited circumstances.

•
Principal, premium, if any, and interest payments on the global securities representing the New Notes will be made to DTC.  DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on such date.  Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee or ours, subject to any statutory or regulatory requirements as may be in effect from time to time.  Payment of principal, premium, if any, and interest to DTC is our and the trustee’s responsibility, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of direct participants and indirect participants.

•
DTC may discontinue providing its services as securities depository with respect to the New Notes at any time by giving reasonable notice to us or the trustee.  Under such circumstances, in the event that a successor securities depository is not obtained, certificated New Notes are required to be printed and delivered.

The information in this section concerning DTC and DTC’s system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.  Transfers between participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds.

Governing Law

The Indenture and the New Notes shall be governed by and construed in accordance with the laws of the State of New York.

The Trustee

We maintain ordinary banking and trust relationships with The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), a national banking association, and its affiliates.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax consequences of an exchange of Old Notes for New Notes pursuant to this exchange offer.  This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder, judicial authority and administrative interpretations, all as of the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations.  This discussion does not address all of the tax considerations that may be relevant to a particular holder in light of the holder’s circumstances, or to certain categories of holders that may be subject to special rules.  This summary does not consider any tax consequences arising under U.S. alternative minimum tax law, U.S. federal gift and estate tax law, the Medicare tax on certain net investment income or under the laws of any foreign, state, local or other jurisdiction.  Each holder should consult its own independent tax advisor regarding its particular situation and the U.S. federal, state, local and foreign tax consequences of exchanging the Old Notes for New Notes and purchasing, holding and disposing of the New Notes, including the consequences of any proposed change in applicable laws.

The exchange of Old Notes for New Notes in the exchange offer will not constitute a taxable event for U.S. federal income tax purposes.  Consequently, for such purposes, a holder will not recognize gain upon receipt of a New Note in exchange for an Old Note in the exchange offer, the holder’s adjusted tax basis (and adjusted issue price) in the New Note received in the exchange offer will be the same as its adjusted tax basis (and adjusted issue price) in the corresponding Old Note immediately before the exchange, and the holder’s holding period in the New Note will include its holding period in the Old Note.

EXCHANGE OFFER AND REGISTRATION RIGHTS

We entered into the Registration Rights Agreement with the dealer managers named therein on October 9, 2015.  In the Registration Rights Agreement, we agreed for the benefit of the holders of the Old Notes that we will use our commercially reasonable efforts to file with the SEC and cause to become effective this exchange offer registration statement relating to offers to exchange Old 2022 Notes and Old 2024 Notes for an issue of SEC-registered New 2022 Notes and New 2024 Notes respectively, with terms identical to the respective series of Old Notes (except that each series of New Notes will not be subject to restrictions on transfer or to any increase in annual interest rate as described below).

When the SEC declares this exchange offer registration statement effective, we will offer New Notes in return for Old Notes.  Each exchange offer will remain open for at least 20 business days after the date we mail notice of such exchange offer to noteholders.  For each Old Note surrendered to us under an exchange offer, the holder who surrendered such Old Note will receive a New Note of equal principal amount.  Interest on each New Note will accrue from the last interest payment date on which interest was paid on the notes or, if no interest has been paid on the notes, from the original issue date of the notes.

If applicable interpretations of the staff of the SEC do not permit us to effect the exchange offers, we will use our commercially reasonable efforts to cause to become effective a shelf registration statement relating to resales of Old Notes and to keep that shelf registration statement effective until the date that is one year after the original issue date of the Old Notes, or such shorter period that will terminate when all Old Notes covered by the shelf registration statement have been sold.  We will, in the event of such a shelf registration, provide to each noteholder copies of a prospectus, notify each noteholder when the shelf registration statement has become effective and take certain other actions to permit resales of Old Notes.  A noteholder that sells Old Notes under the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such noteholder (including certain indemnification obligations).

If the exchange offer with respect to a series of notes is not completed (or, if required, the shelf registration statement is not declared effective) on or before the date that is 365 days after the original issue date of the notes (each such event, a “registration default”), the annual interest rate borne by such series of notes will be increased by 0.25% per annum for the first 90-day period immediately following such date and by an additional 0.25% per annum for each subsequent 90-day period, up to a maximum additional rate of 0.50% per annum, until the exchange offer is completed or the shelf registration statement is declared effective.  Following the cure of all registration defaults, additional interest will cease to accrue and the interest rate shall revert to the original interest rate unless a new registration default shall occur.

If we effect the exchange offers, we will be entitled to close the exchange offers 20 business days after their commencement, provided that we have accepted all Old Notes validly surrendered in accordance with the terms of the applicable exchange offer.  Old Notes not tendered in an exchange offer shall bear interest at the rate set forth on the cover page of this prospectus and be subject to all the terms and conditions specified in the applicable supplemental indenture, including transfer restrictions.

This summary of the provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, copies of which are available from us upon request.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.  This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for unregistered Old Notes where such unregistered Old Notes were acquired as a result of market-making activities or other trading activities.  We have agreed that, for a period of 180 days from the date of this prospectus, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.  In addition, until 180 days after the date of this prospectus, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of New Notes by broker-dealers.  New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.  Any such resale may be made directly to purchasers or to or through brokers or dealers that may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes.  Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.  The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the date of this prospectus, we will promptly send additional copies of this prospectus to any broker-dealer that requests such documents in the letter of transmittal.  We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the Old Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity and enforceability of the notes offered hereby will be passed upon for CVS Health Corporation by Shearman & Sterling LLP, New York, New York.

EXPERTS

The consolidated financial statements of CVS Health Corporation incorporated by reference in CVS Health Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2015, and the effectiveness of CVS Health Corporation’s internal control over financial reporting as of December 31, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference.  Such consolidated financial statements and CVS Health Corporation management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The information agent and exchange agent for the exchange offer is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005

or

Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll Free: (866) 745-0265
Email: cvs@dfking.com

By Regular, Registered or Certified Mail, Hand or Overnight Delivery: D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 Attn: Peter Aymar	By Facsimile (for Eligible Institutions only): (212) 709-3328 Attn: Peter Aymar For Confirmation: (212) 232-3235

Any questions or requests for assistance or for additional copies of the prospectus or the letter of transmittal may be directed to the information agent at the telephone numbers set forth above.

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus.  You must not rely on unauthorized information.  This prospectus is not an offer to sell the notes or our solicitation of your offer to buy the notes in any jurisdiction where that would not be permitted or legal.  Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the Company have not changed since the date of this prospectus.

Until                       , 2016, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unused allotments or subscriptions.

CVS Health Corporation

Offer to Exchange
$387,285,000 Outstanding 4.75% Senior Notes due 2022
for
Registered 4.75% Senior Notes due 2022
and
$296,255,000 Outstanding 5.00% Senior Notes due 2024
for
Registered 5.00% Senior Notes due 2024

PROSPECTUS
_______________________

                , 2016

PART II

Item 20.                 Indemnification of Directors and Officers.

Exculpation.  Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.  The CVS Health Corporation Amended and Restated Certificate of Incorporation, as amended, (the “CVS Health Charter”) limits the personal liability of a director to CVS Health and its stockholders for monetary damages for a breach of fiduciary duty as a director to the fullest extent permitted by law.

Indemnification.  Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant.  The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.  Expenses, including attorneys’ fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by CVS Health in advance of the final disposition of such action, suit or proceeding upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by CVS Health.  The CVS Health Charter provides for indemnification of directors and officers of CVS Health against liability they may incur in their capacities as such to the fullest extent permitted under the Delaware General Corporation Law.

Insurance.  CVS Health has in effect Directors and Officers insurance, inclusive of Fiduciary Liability, with a combined limit of $475,000,000.  Our Employment Practices Liability insurance is subject to a limit of $125,000,000.  The Fiduciary Liability and Employment Practices Liability insurance covers actions of directors and officers as well as other employees of CVS Health.

Item 21.                 Exhibits and Financial Statement Schedules.

(a)	Exhibits.

The following exhibits are included as exhibits to this Registration Statement.

Exhibit Number		Description
4.1	—
Senior Indenture, dated as of August 15, 2006, between CVS Health Corporation (formerly CVS Corporation) and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.) (incorporated by reference to Exhibit 4.1 to CVS Health Corporation’s (formerly CVS Corporation) Current Report on Form 8-K filed August 15, 2006).

4.2	—	Form of 4.75% Senior Note due 2022 (incorporated by reference to Exhibit 4.1 to CVS Health Corporation’s Current Report on Form 8-K filed October 14, 2015).
4.3	—	Form of 5.00% Senior Note due 2024 (incorporated by reference to Exhibit 4.2 to CVS Health Corporation’s Current Report on Form 8-K filed October 14, 2015).
4.4	—
Registration Rights Agreement dated October 9, 2015 among the Company and the dealer managers named therein (incorporated by reference to Exhibit 4.3 to CVS Health Corporation’s Current Report on Form 8-K filed October 14, 2015).

5.1*	—	Opinion of Shearman & Sterling LLP as to the legality of the securities offered hereby.
12.1*	—	Statement regarding Computation of Ratio of Earnings to Fixed Charges.
23.1*	—	Consent of Shearman & Sterling LLP (Included in Exhibit 5.1).
23.2*	—	Consent of Ernst & Young LLP.
24.1*	—	Powers of Attorney (included on signature page of this Registration Statement).
25.1*	—	Statement of Eligibility of The Bank of New York Mellon Trust Company, N.A. on Form T-1 for the Senior Indenture, dated as of August 15, 2006.
99.1*	—	Form of Letter of Transmittal (with accompanying IRS Form W-9 and related Guidelines).
99.2*	—	Form of Letter to Registered Holders and The Depository Trust Company Participants.
99.3*	—	Form of Letter to Clients (with form of Instructions to Registered Holder and/or The Depository Trust Company Participant).
_______________
*	Filed herewith.

All supporting schedules have been omitted because they are not required or the information required to be set forth therein is included in the consolidated financial statements or in the notes thereto.

Item 22.                 Undertakings.

(A) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(B) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(C) The undersigned Registrant hereby undertakes:

(1) To respond to requests for information that is incorporated by reference in the prospectus pursuant to Item 4, 10(b), 11, 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the Registrant, CVS Health Corporation, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Woonsocket, State of Rhode Island, on April 22, 2016.

CVS Health Corporation

By:	/s/ David M. Denton
David M. Denton
Executive Vice President and Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David M. Denton as such person’s true and lawful attorney-in-fact and agent, with full power to act separately and full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or such person’s substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Eva C. Boratto	Senior Vice President – Controller and Chief Accounting Officer (Principal Accounting Officer)	April 22, 2016
Eva C. Boratto

/s/ Richard M. Bracken	Director	April 22, 2016
Richard M. Bracken

/s/ C. David Brown II	Director	April 22, 2016
C. David Brown II

/s/ Alecia A. DeCoudreaux	Director	April 22, 2016
Alecia A. DeCoudreaux

/s/ David M. Denton	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 22, 2016
David M. Denton

/s/ Nancy-Ann M. DeParle	Director	April 22, 2016
Nancy-Ann M. DeParle

/s/ David W. Dorman	Director	April 22, 2016
David W. Dorman

/s/ Anne M. Finucane	Director	April 22, 2016
Anne M. Finucane

/s/ Larry J. Merlo	President and Chief Executive Officer (Principal Executive Officer) and Director	April 22, 2016
Larry J. Merlo

/s/ Jean-Pierre Millon	Director	April 22, 2016
Jean-Pierre Millon

/s/ Richard J. Swift	Director	April 22, 2016
Richard J. Swift

/s/ William C. Weldon	Director	April 22, 2016
William C. Weldon

/s/ Tony L. White	Director	April 22, 2016
Tony L. White

EXHIBIT INDEX

Exhibit Number		Description
4.1	—
Senior Indenture, dated as of August 15, 2006, between CVS Health Corporation (formerly CVS Corporation) and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.) (incorporated by reference to Exhibit 4.1 to CVS Health Corporation’s (formerly CVS Corporation) Current Report on Form 8-K filed August 15, 2006).

4.2	—	Form of 4.75% Senior Note due 2022 (incorporated by reference to Exhibit 4.1 to CVS Health Corporation’s Current Report on Form 8-K filed October 14, 2015).
4.3	—	Form of 5.00% Senior Note due 2024 (incorporated by reference to Exhibit 4.2 to CVS Health Corporation’s Current Report on Form 8-K filed October 14, 2015).
4.4	—
Registration Rights Agreement dated October 9, 2015 among the Company and the dealer managers named therein (incorporated by reference to Exhibit 4.3 to CVS Health Corporation’s Current Report on Form 8-K filed October 14, 2015).

5.1*	—	Opinion of Shearman & Sterling LLP as to the legality of the securities offered hereby.
12.1*	—	Statement regarding Computation of Ratio of Earnings to Fixed Charges.
23.1*	—	Consent of Shearman & Sterling LLP (Included in Exhibit 5.1).
23.2*	—	Consent of Ernst & Young LLP.
24.1*	—	Powers of Attorney (included on signature page of this Registration Statement).
25.1*	—
Statement of Eligibility of The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.) on Form T-1 for the Senior Indenture, dated as of August 15, 2006.

99.1*	—	Form of Letter of Transmittal (with accompanying IRS Form W-9 and related Guidelines).
99.2*	—	Form of Letter to Registered Holders and The Depository Trust Company Participants.
99.3*	—	Form of Letter to Clients (with form of Instructions to Registered Holder and/or The Depository Trust Company Participant).
__________________
*	Filed herewith.